Exhibit 99(a)

ASIAINFO REPORTS FOURTH QUARTER AND

2004 YEAR-END RESULTS

•	Fourth Quarter Net Revenue Exceeds Guidance by US$2 million; Net Revenue Grows by 62% Sequentially and 43% Year-Over-Year

•	Software Revenue in Fourth Quarter Increases Approximately 70% Sequentially and Year-Over-Year

•	Lenovo-AsiaInfo Contributes 33% to Net Revenue in Fourth Quarter, Company Meets Quarterly Integration Milestones

•	Company Announces Fourth Quarter Net Operating Cash Flow of US$8 Million, Full Year 2004 Net Operating Cash Flow Reaches US$17.5 Million

•	AsiaInfo Expects 2005 Full Year Net Revenue to Grow by More than 30% to Over US$90 million

•	Revenue Backlog as of December 31, 2004 Equivalent to Approximately 60% of 2005 Net Revenue Guidance

BEIJING/SANTA CLARA, Calif. – February 1, 2005 - AsiaInfo Holdings, Inc. (Nasdaq: ASIA), a leading provider of software, solutions and services to telecom operators and enterprises in China, today announced fourth quarter and year-end results for the period ended December 31, 2004. This is the company’s first earnings report that includes results from Lenovo-AsiaInfo, the new division of AsiaInfo formed from the non-telecom related IT services business acquired from Lenovo Group in October 2004 and AsiaInfo’s former enterprise information solutions (EIS) business.

“AsiaInfo posted solid revenue growth in the fourth quarter driven by a strong performance from Lenovo-AsiaInfo,” stated Xingsheng Zhang, AsiaInfo’s President and Chief Executive Officer. “During the quarter we expanded our high margin software business and strengthened our strategic focus on serving enterprise customers across a diverse range of industries. Over a third of our fourth quarter revenues came from customers outside the telecom industry, a record for AsiaInfo.”

Fourth Quarter Results

Gross revenue for the fourth quarter of 2004 grew to US$32.2 million, representing an increase of 5% year-over-year and 61% sequentially. Gross profit for the quarter was US$12.1 million, an increase of 31% year-over-year and 45% sequentially. Lenovo-AsiaInfo contributed 31% and 32% to fourth quarter’s gross revenue and gross profit, respectively.

Gross margins increased to 38% from 30% in the year-ago period, but were slightly lower than last quarter due to a higher level of hardware passthrough revenue for the quarter.

Net revenue (total revenues net of third party hardware cost) increased by 43% year-over-year and 62% sequentially to US$23 million for the quarter, exceeding guidance by US$2 million, of which US$7.6 million, or 33%, was contributed by Lenovo-AsiaInfo. The company recorded significant growth in software products and solutions revenue, which was US$16.2 million during the quarter, representing an increase of approximately 70% both year-over-year and sequentially, driven by telecom related software product and solutions, as well as Lenovo-AsiaInfo’s security, finance, e-government and enterprise software solutions and services. Service revenue was US$6.4 million for the quarter and third-party hardware revenue was US$9.6 million. During the fourth quarter, Lenovo-AsiaInfo contributed 29% to software products and solutions revenues, 43% to service revenue and 28% to third party hardware revenue.

The company noted that in order to best reflect AsiaInfo’s expanded offering and strategic focus, AsiaInfo is now reporting revenues from network services, IT and management consulting, and IT services as one category called service revenue. The categories of software products and solutions revenue and third party hardware revenue remain unchanged.

Total operating expenses for the fourth quarter were US$12.0 million, an increase of 57% year-over-year and 51% sequentially. The increased operating expenses were driven by Lenovo-AsiaInfo’s contribution of US$3.8 million, or 32% of the total, and were also due to increased marketing expenses to promote the newly established Lenovo-AsiaInfo brand. Accordingly, fourth quarter operating profit was US$0.17 million, down from US$1.6 million in the year ago period and US$0.42 million last quarter. Lenovo-AsiaInfo’s contribution profit was US$ 0.11 million for the quarter, after the amortization of acquired intangible assets but before overhead allocation. Reflecting the initial cost synergies of the combined business, general and administrative expenses as a percentage of gross revenue decreased to 8.5% from 12% for last quarter.

Net income for the quarter was US$0.81 million, or US$0.02 per basic share, a US$0.03 year-over-year increase. Earnings per share in the previous quarter was US$0.11 after a one-time investment gain.

Operating cash flow for the quarter was US$8 million, of which Lenovo-AsiaInfo contributed approximately US$0.45 million.

2004 Full Year Financial Results

For the full year 2004, the company reported gross revenue of US$106.7 million versus US$116.2 million in 2003. Gross profit was US$38.4 million versus last year’s US$34.0 million, reflecting the company’s strategy to focus on high margin software business and to reduce hardware passthrough. Lenovo-AsiaInfo’s fourth quarter results contributed 9% and 10% of the full year gross revenue and gross profit, respectively.

Meeting the company’s previously announced guidance, net revenue for the full year 2004 was US$68.1 million, representing an 18% increase over 2003 net revenue of US$57.5 million. Lenovo-AsiaInfo’s fourth quarter results contributed 11% to 2004 total net revenue.

Reflecting AsiaInfo’s strategic focus on software products and solutions, revenue from this area grew 42% for the year to US$44.8 million. Service revenue was US$21.2 million, a slight decrease from US$22.9 million in 2003, and third party hardware revenue fell 34% to US$40.6 million.

In 2004 sales and marketing expenses increased by 34% year-over-year. Operating profit for the year was US$4.3 million, compared to last year’s loss of US$28 million including one-time charges during the year.

Including the company’s investment gain of US$4.0 million in the third quarter, net income for 2004 was US$9.8 million, or US$0.21 per basic share. This compares to a loss of US$28.1 million, or negative US$0.63 per basic share, for 2003 including the one-time charges referred to above.

AsiaInfo’s full year net operating cash flow was US$17.5 million.

Lenovo-AsiaInfo Highlights

Lenovo-AsiaInfo’s integration progress was reflected in the achievement of key fourth-quarter milestones, consistent with the company’s targets and commitments made in July 2004.

•	Lenovo-AsiaInfo contributed 33% to net revenue in the fourth quarter and is on track to add 40% to 50% to AsiaInfo’s total net revenues over the twelve month period after deal closing

•	Administrative integration process has been largely completed, including joint financial management platform

•	Business integration is going smoothly; Lenovo-AsiaInfo will focus on security solutions, financial, government and enterprise software services, and IT and management consulting to drive profitability going forward, while significantly reducing low-end IT and system integration services

•	Company has already seen successful cross marketing opportunities across its core businesses — Lenovo-AsiaInfo’s security products have been adopted by China Telecom’s Changsha branch, and AsiaInfo’s traditional telecom email solution, AsiaInfo Mail Center (AIMC), has been sold to Shengli Oilfield, one of China’s largest oil producers

Xingsheng Zhang, AsiaInfo’s President and Chief Executive Officer, said, “Although flat spending from China’s telecom operators in 2004 continued to impact our traditional telecom business this year, we still saw significant strategic achievements during the year. In addition to growing our software revenue base from industries outside telecom, we continued to strengthen our traditional software business with important contract wins related to our OpenBOSS version 1.5.

Mr. Zhang continued, “The integration of Lenovo-AsiaInfo is proceeding smoothly, and already we are seeing substantial benefits from this acquisition as shown in our strong fourth quarter sales performance. Lenovo-AsiaInfo is leading our strategic expansion into the enterprise sector, and I believe we are on track towards achieving our goal of becoming the leading IT services provider for enterprises in China.”

Business Outlook

The following outlook statements are based on current expectations. These statements are forward looking, and actual results may differ materially.

Full Year 2005 Guidance

AsiaInfo expects 2005 net revenue to be approximately US$90 to 93 million, representing 32% to 37% year-over-year growth.

For the full year 2005 net income is expected to be approximately US$2.5 to 4.5 million dollars, or US$.06 to .10 per basic share after the expensing of unvested stock options. The stock option expenses are expected to be approximately US$1 to 3 million, equivalent to US$.02 to .06 per basic share.

First Quarter 2005 Guidance

AsiaInfo expects first quarter net revenue to be US$21 to 22 million, taking into account the traditional first quarter seasonal slowdown, equivalent to a year-over-year growth of 40% to 46%. Lenovo-AsiaInfo is expected to contribute approximately 30% to net revenue for the quarter. Earnings per basic share is expected to be US$.01 to .02 for the quarter.

ASIAINFO HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Amounts in thousands of US$)

	2004	2003	2004	2003
	Three Months Ended Dec 31		Year Ended Dec 31
Revenues:
Software products and solutions	16,210	9,531	44,825	31,488
Service	6,383	5,863	21,232	22,891
Third party hardware	9,589	15,218	40,620	61,795
Total revenues	32,182	30,612	106,677	116,174

Cost of revenues:
Software products and solutions	8,097	4,041	20,896	14,546
Service	2,855	2,864	8,759	8,971
Third party hardware	9,110	14,457	38,590	58,704
Total cost of revenues	20,062	21,362	68,245	82,221

Gross profit	12,120	9,250	38,432	33,953

Operating expenses:
Sales and marketing	6,487	3,075	15,174	11,340
General and administrative	2,726	2,428	9,122	10,827
Research and development	2,314	1,882	8,907	9,130
Impairment of goodwill and acquired intangible assets	—	—	—	30,221
Amortization of deferred stock compensation	—	—	—	105
Amortization of acquired intangible assets	427	81	907	209
Total operating expenses	11,954	7,635	34,110	62,001

Income (Loss) from operations	166	1,615	4,322	(28,048)

Other income (expenses):
Interest income	734	394	2,324	1,576
Interest expense	—	(1)	—	(3)
Gain from disposal of investment	23	0	4,040	—
Other (income) expense, net	—	(100)	(20)	(133)
Total other income (expenses), net	757	293	6,344	1,440

Income before income taxes, minority interests and equity in loss of affiliate	923	1,908	10,666	(26,608)
Income tax expense	115	(20)	833	(978)
Minority interests	—	—	—	(12)
Equity in loss of affiliate	—	2,196	(42)	(2,477)

Net income (loss)	808	(268)	9,791	(28,119)
Net income (loss) per share:
Basic	0.02	(0.01)	0.21	(0.63)
Diluted	0.02	(0.01)	0.19	(0.63)
Shares used in computation:
Basic	46,226,585	44,846,989	45,590,980	44,459,010
Diluted	52,801,458	44,846,989	52,008,220	44,459,010

Segment information
Total revenues net of hardware cost	23,072	16,155	68,087	57,470
Total cost of sales net of hardware cost	10,952	6,905	29,655	23,517

ASIAINFO HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In US$)

	Dec 31, 2004	Sep 30, 2004	Dec 31, 2003
ASSETS

Current Assets:
Cash and cash equivalents	138,610,948	131,283,528	119,394,988
Restricted cash	15,624,501	15,453,078	14,827,219
Short term investments	11,949,139	14,623,765	13,218,115
Notes receivable	6,481,841	1,824,469	3,832,141
Accounts receivable, trade (net of allowance for doubtful accounts of 3,408,932, 2,877,778 and 3,561,715 at Dec 31, 2003, Sep 30,2004 and Dec 31, 2004 respectively)	58,506,003	59,383,197	51,923,491
Inventories	7,932,283	3,671,904	3,234,614
Other current assets	9,901,268	7,776,713	13,050,244
Total current assets	249,005,983	234,016,654	219,480,812

Property, plant, and equipment-net	1,958,487	1,986,420	2,347,693
Investment in affiliate	—	—	330,663
Other assets	45,490,282	17,071,642	17,862,623
Total assets	296,454,752	253,074,716	240,021,791

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Short-term bank loans	—	—	60,411
Notes payable	5,719,823	3,806,902	2,608,377
Accounts payable	16,880,192	12,777,081	13,944,835
Accrued employee benefit	7,004,769	7,032,496	5,971,003
Deferred revenue	15,278,610	12,965,489	11,738,288
Income taxes payable	1,822,478	1,856,599	1,231,794
Other taxes payable	1,367,078	2,100,292	2,212,280
Other current liabilities	46,590,253	15,710,281	15,597,604
Total current liabilities	94,663,203	56,249,140	53,364,592

Stockholders’ equity:
Common stock, 100,000,000 shares authorized; 0.01 par value, shares issued: Dec 31,2003 45,112,278; Sep 30, 2004 45,431,424; Dec 31,2004 46,473,532; shares outstanding: Dec 31, 2003 45,112,278, Sep 30, 2004 45,431,424; Dec 31 2004 46,314,706	464,735	454,314	451,123
Additional paid-in capital	211,394,171	206,339,655	205,154,007
Treasury Stock (Dec 31, 2004: 158,826 shares)	(867,734)	—	—
Retained earnings (accumulated deficit)	(9,218,250)	(10,026,192)	(19,008,996)
Accumulated other comprehensive income (loss)	18,627	57,799	61,065
Total stockholders’ equity	201,791,549	196,825,576	186,657,199

Total Liabilities and Stockholders’ Equity	296,454,752	253,074,716	240,021,791

Fourth Quarter and Year End 2004 Conference Call

AsiaInfo will host a conference call to discuss fourth quarter and year-end earnings at 4:00pm Pacific Time/7:00pm Eastern Time today (Beijing/Hong Kong time: February 2, 2005 at 8:00am). The management team will be on the call to discuss yearly and quarterly results and highlights, and answer any questions. The dial-in number for the call is 1-719-457-2727. A replay will be available by dialing 888-203-1112 for US callers or 1-719-457-0820 for international callers with a personal identification number (PIN) of 104937 between 7:00pm Pacific Time on February 1, 2005 until 7:00pm Pacific Time on February 8, 2005. Additionally, a live and archived web cast of this call will be available on the Investor Relations section of the AsiaInfo web site at www.asiainfo.com.

Reconciliation of Non-GAAP Measures

This earnings release contains a presentation of AsiaInfo’s net revenue, which represents revenue net of hardware costs that are passed through to our customers. Under applicable U.S. securities regulations, net revenue is considered a “Non-GAAP financial measure”. We believe total revenues net of hardware costs more accurately reflects our core business, which is the provision of software solutions and services, and provides transparency to our investors. It is also the same measure used by our management to evaluate the competitiveness and development of our business. The presentation of this additional information is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. Pursuant to relevant regulatory requirements, we are providing in this release the following reconciliation of the Non-GAAP financial measure (Net Revenue) to the most directly comparable GAAP financial measure (Revenues).

	2004 Q4	2004 Q3	2003 Q4
	(in thousands of US dollars)
Net Revenue	23,072	14,222	16,155
Third Party Hardware Costs	9,110	5,784	14,457

Revenues	32,182	20,006	30,612

	Full Year 2004	Full Year 2003
	(in thousands of US dollars)
Net Revenue	68,087	57,470
Third Party Hardware Costs	38,590	58,704

Revenues	106,677	116,174

About AsiaInfo Holdings, Inc.

AsiaInfo Holdings, Inc. (Nasdaq: ASIA) is a leading provider of high-quality software and customer solutions to many of China’s largest enterprises. In addition to providing software and customer solutions to China’s telecom carriers, the Company also offers a wide range of enterprise solutions including security products and services, management consulting, e-HR and business intelligence, e-government and financial solutions to small, medium and large sized Chinese enterprises across multiple vertical industries.

Organized as a Delaware corporation, AsiaInfo began operations in the United States in 1993. The Company moved its major operations to China in 1995 and played a significant role in the construction of the national Internet backbones and provincial access networks for all of China’s major national telecom carriers, including China Telecom, China Mobile, China Unicom and China Netcom. Since 1998, AsiaInfo has continued to diversify its product offerings and is now a major provider of enterprise software solutions in China.

For more information about AsiaInfo, please visit http://www.asiainfo.com.

The information contained in this document is as of February 1, 2005. AsiaInfo assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo’s operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; the long and variable cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; political and economic policies of the Chinese government. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and in our periodic reports on Forms 10-Q and 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov.

US Contact:

ir@asiainfo.com

1-800-618-0588

408-970-9788

China Contacts:

Rachel Huo

AsiaInfo Technologies (China), Inc.

huoran@asiainfo.com

8610-6250-1658 ext. 6017

Philip Lisio

Ogilvy Public Relations Worldwide

Philip.Lisio@ogilvy.com

8610-8520-6688